                                 EXHIBIT NO. 19


                      REPORTS FURNISHED TO SECURITY-HOLDERS

CINTECH TELE-MANAGEMENT SYSTEMS,
INC.


CONDENSED FINANCIAL STATEMENTS FOR THE THREE
MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
AND INDEPENDENT ACCOUNTANTS' REPORT

                      [DELOITTE & TOUCHE, LLP LETTERHEAD]



INDEPENDENT ACCOUNTANTS' REPORT


To the Directors of
  Cintech Tele-Management Systems, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of September 30, 1997 and 1996 and the related condensed statements of operations, stockholders' equity and cash flows for the three months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of the Company as of June 30, 1997, and the related statement of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 29, 1997, we expressed an unqualified opinion on the financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 1997 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

October 24, 1997

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
SEPTEMBER 30, 1997, JUNE 30, 1997 AND SEPTEMBER 30, 1996


                                                        SEPTEMBER 30,         JUNE 30,         SEPTEMBER 30,
ASSETS                                                      1997               1997                1996
                                                        (Unaudited)                             (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)                    $   378,167         $   440,500         $   296,341
  Marketable securities (Notes 3,5)                         595,381             363,095             770,391
  Accounts receivable, trade - (Net of allowance
    of $60,431, $37,604 and $51,543 at
    September 30, 1997, June 30, 1997, and
    September 30, 1996, respectively) (Note 2)            1,065,419             973,948             791,096
  Inventory (Note 2)                                         98,701             101,415           1,021,935
  Prepaid expenses                                           11,782              19,783              17,594
                                                        -----------         -----------         -----------
           Total current assets                           2,149,450           1,898,741           2,897,357
                                                        -----------         -----------         -----------

FIXED ASSETS (Note 2):
  Equipment                                                 636,985             632,489             587,879
  Furniture and fixtures                                    120,269             120,269             125,372
                                                        -----------         -----------         -----------
           Total                                            757,254             752,758             713,251
  Less accumulated depreciation                            (654,923)           (608,423)           (422,052)
                                                        -----------         -----------         -----------
           Total fixed assets - net                         102,331             144,335             291,199
                                                        -----------         -----------         -----------

  Software Development
    Costs - net (Note 2)                                    368,186             358,330             344,037
                                                        -----------         -----------         -----------



TOTAL                                                   $ 2,619,967         $ 2,401,406         $ 3,532,593
                                                        ===========         ===========         ===========



LIABILITIES AND                                        SEPTEMBER 30,         JUNE 30,           SEPTEMBER 30,
STOCKHOLDERS' EQUITY                                       1997                1997                1996
                                                        (Unaudited)                             (Unaudited)
CURRENT LIABILITIES:
  Accounts payable                                      $   484,845         $   533,103         $   607,916
  Accrued liabilities:
    Accrued salaries                                        142,348             104,159             148,158
    Accrued payroll taxes                                     6,706               3,677              13,930
    Accrued vacation                                         89,349              82,699              66,563
    Other                                                   172,334             179,344             133,135

  Current portion of note payable (Note 5)                   15,000              30,000             100,000
  Deferred maintenance revenue (Note 2)                     311,502             176,325             139,243
                                                        -----------         -----------         -----------

           Total current liabilities                      1,222,084           1,109,307           1,208,945
                                                        -----------         -----------         -----------

NOTE PAYABLE (less current portion) (Note 5)                                                         15,000
                                                        -----------         -----------         -----------


STOCKHOLDERS' EQUITY (Notes 1, 6, 7):
  Common stock                                            8,982,842           8,982,842           8,982,580
  Contributed capital                                       675,757             675,757             675,757
  Treasury stock                                             (2,290)             (2,290)             (2,290)
  Accumulated deficit                                    (8,258,426)         (8,364,210)         (7,347,399)
                                                        -----------         -----------         -----------
           Total stockholders' equity                     1,397,883           1,292,099           2,308,648
                                                        -----------         -----------         -----------

TOTAL                                                   $ 2,619,967         $ 2,401,406         $ 3,532,593
                                                        ===========         ===========         ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                             1997               1996
NET SALES (Note 2)                                         $2,056,750        $ 1,521,197

COST OF PRODUCTS SOLD                                         305,455            221,067

INCREASE IN RESERVE FOR OBSOLETE INVENTORY (Note 2)             7,000              4,500

AMORTIZATION AND WRITE-OFF OF DEFERRED SOFTWARE
  DEVELOPMENT COSTS (Note 2)                                   36,000             11,164

LICENSING FEES (Note 2)                                       333,074            258,830
                                                           ----------        -----------

GROSS PROFIT                                                1,375,221          1,025,636

RESEARCH AND DEVELOPMENT                                      132,307             95,403

SELLING, GENERAL AND ADMINISTRATIVE (Notes 2, 4)            1,145,090          1,185,314
                                                           ----------        -----------

INCOME/(LOSS) FROM OPERATIONS                                  97,824           (255,081)

OTHER INCOME                                                    7,960              7,985
                                                           ----------        -----------


NET INCOME/(LOSS)                                          $  105,784        $  (247,096)
                                                           ==========        ===========


NET INCOME/(LOSS) PER COMMON SHARE (Note 6)                $     0.01        $     (0.02)
                                                           ==========        ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


                                             COMMON                                                               TOTAL
                                             STOCK           CONTRIBUTED    TREASURY        ACCUMULATED        STOCKHOLDERS'
                                          NO PAR VALUE          CAPITAL       STOCK           DEFICIT              EQUITY
BALANCE AT JUNE 30, 1996                   $8,982,580          $675,757      $(2,290)       $(7,100,303)         $2,555,744


NET LOSS                                                                                       (247,096)           (247,096)
                                           ----------          --------      -------        -----------          ----------

BALANCE AT SEPTEMBER 30, 1996              $8,982,580          $675,757      $(2,290)       $(7,347,399)         $2,308,648
                                           ==========          ========      ========       ============         ==========


BALANCE AT JUNE 30, 1997                   $8,982,842          $675,757      $(2,290)       $(8,364,210)         $1,292,099

NET INCOME                                                                                      105,784             105,784
                                           ----------          --------      -------        -----------          ----------


BALANCE AT SEPTEMBER 30, 1997              $8,982,842          $675,757      $(2,290)       $(8,258,426)         $1,397,883
                                           ==========          ========      ========       ============         ==========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS  (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


                                                                                        1997              1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                                   $ 105,784         $(247,096)
                                                                                      ---------         ---------
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities:
    Depreciation                                                                         46,500            27,868
    Amortization and write-off of software development costs                             36,000            11,164
    Reserve for obsolete inventory                                                        7,000             4,500
    Provision for doubtful accounts                                                      22,827            (2,183)
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable                                       (114,297)          362,558
      Increase in inventory                                                              (4,286)          (16,475)
      Decrease in prepaid expenses                                                        8,001               630
      Decrease in accounts payable                                                      (48,258)         (107,342)
      Increase in accrued expenses                                                       40,858           142,490
      Increase (decrease) in deferred maintenance revenue                               135,177            (1,424)
                                                                                      ---------         ---------
           Total adjustments                                                            129,522           421,786
                                                                                      ---------         ---------
           Net cash provided by operating activities                                    235,306           174,690
                                                                                      ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities                                                    (232,287)
  Purchase of fixed assets                                                               (4,496)          (14,794)
  Expenditures for software development costs                                           (45,856)          (51,996)
                                                                                      ---------         ---------
           Net cash used in investing activities                                       (282,639)          (66,790)
                                                                                      ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES -
  Payment on notes payable                                                              (15,000)          (15,000)
                                                                                      ---------         ---------
           Net cash used in financing activities                                        (15,000)          (15,000)
                                                                                      ---------         ---------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                                           (62,333)           92,900

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                                   440,500           203,441
                                                                                      ---------         ---------

  End of period                                                                       $ 378,167         $ 296,341
                                                                                      =========         =========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.


NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 1997 (AUDITED) AND AS OF SEPTEMBER 30, 1997 AND 1996 AND FOR THE TWO THREE MONTH PERIODS THEN ENDED


1.    INITIAL PUBLIC OFFERING

      In January 1994, Cintech Tele-Management Systems, Inc. (the "Company") completed its initial public offering of 2,181,820 shares of common stock. The Company's shares are traded on the Toronto Stock Exchange (TSE) under the symbol "CTM".

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - The Company develops and markets computer software in the emerging Computer-to-Telephone Integration (CTI) industry which integrates the voice functions of the telephone with the data functions of the computer to provide various business applications. This provides the means for small to mid-sized offices to take advantage of the rapid advances and emerging capabilities of CTI. Cintech has key strategic product partnerships with Nortel and NEC America, and extensive distribution capabilities with product sold through Nortel and NEC's direct sales organizations as well as their authorized distributors throughout North America.

      BASIS OF PRESENTATION - The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. The information disclosed in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 1997 included in these financial statements has been derived from the audited financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

      Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
      Actual results could differ from those estimates.

      FINANCIAL STATEMENT PRESENTATION - These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 9.

      REVENUE - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      DEFERRED MAINTENANCE REVENUE - The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover a one-year period with revenue being recognized on a straight-line basis over the maintenance period.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is based on the estimated useful lives of the assets and is computed using an accelerated method. Prior to April, 1997 depreciation was computed using the following useful lives:

            Equipment                                     5 years
            Furniture and Fixtures                        7 years

      Effective April 1, 1997, the Company adopted a three-year amortization period for all computer equipment. The change in service life was applied on a prospective basis.

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. In Fiscal 1997, due to slower than expected sales, the Company decided to record a reserve for OCTUS PCTA inventory. This reserve represents essentially the entire cost of the OCTUS PCTA-related retail product inventory. Inventories consist of:

                                                  SEPT 30,          JUNE 30,          SEPT 30,
                                                    1997              1997              1996
       Literature and other documentation        $  39,985         $  39,176         $    53,802
       Computer hardware                           961,449           958,173           1,006,773
       Allowance for obsolete inventory           (902,733)         (895,934)            (38,640)
                                                 ---------         ---------         -----------

       Total inventory                           $  98,701         $ 101,415         $ 1,021,935
                                                 =========         =========         ===========

      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry. The Company had sales to major distributors, as follows:


                              SALES FOR THE THREE MONTHS ENDED SEPT 30,
                                     1997                       1996
                            ---------------------        -------------------
                             AMOUNT           %          AMOUNT          %
       Distributor A        $1,101,427        54%        $706,819        46%
       Distributor B           258,793        13%
                            ----------        ---        --------        --

       Total                $1,360,220        67%        $706,819        46%
                            ==========        ==         ========        ==

      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:

                                                         PERCENT
                                                           OF
                                                          GROSS
                                                         ACCOUNTS
                                     DISTRIBUTORS       RECEIVABLE
       September 30, 1997                 2                 66%
       June 30, 1997                      2                 74%
       September 30, 1996                 1                 61%

      INTERNATIONAL SALES - The Company had international sales as follows:


                                       SALES FOR THE THREE MONTHS ENDED SEPT 30,
                                           1997                     1996
                                      ----------------         ----------------
                                       AMOUNT      %            AMOUNT      %
         Canada                       $55,729      3%          $55,654      4%
         Other                         22,103      1%           23,385      2%
                                       ------      --           ------      --

         Total                        $77,832      4%          $79,039      6%
                                      =======      ==          =======      ==

      SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

      Costs capitalized were $45,856 and $51,996 and related amortization was $36,000 and $11,164 for the three months ended September 30, 1997 and 1996, respectively.

      LICENSING FEE - The Company has agreements with distributors which require the payment of a license fee on all software sales made by the distributors. This license fee is for the distribution of the Company's products.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values. The Company's notes payable also approximate fair value based on the borrowing rates currently available to the Company for notes with similar terms and average maturities.

      ACCOUNTING CHANGES - In 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures and, accordingly, will have no impact on the Company's reported financial position, result of operations or cash flows. Additionally, in 1997, FASB issued Statement No. 128, "Earnings Per Share," which revises the manner in which earnings per share is calculated. The statement is effective for the quarter ending December 31, 1997 and is not expected to have a significant impact on the Company's earnings per share.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain 1996 amounts have been reclassified in order to conform to 1997 presentation.

3.    MARKETABLE SECURITIES

      The Company maintains various investments in treasury bills and bonds which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:

                                                                                                                    NET
                                                                                 AMORTIZED                      UNREALIZED
         DESCRIPTION                                                                COST           MARKET           GAIN
         September 30, 1997 - U. S. Treasury Bills/Federal Bonds                  $595,381        $602,503         $7,122
                                                                                  ========        ========         ======

         June 30, 1997 - United States Treasury Bills                             $363,095        $372,677         $9,582
                                                                                  ========        ========         ======

         September 30, 1996 - United States Treasury Bills                        $770,391        $789,848        $19,457
                                                                                  ========        ========        =======

4.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in April 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:

        Period Ending September 30:
          1998                                              $192,188
          1999                                               205,000
          2000                                               213,750
          2001                                               220,000
          2002                                               128,331

      Rent expense for the leased office space was $73,276 and $73,276 in the three month periods ended September 30, 1997 and 1996, respectively.

5.    NOTE PAYABLE

      Note Payable consisted of the following at September 30, 1997 and June 30, 1997, respectively:

                                                          SEPTEMBER 30,         JUNE 30,        SEPTEMBER 30,
                                                              1997                1997              1996
        Term Note Payable - Bank                            $15,000             $30,000           $ 75,000
        Term Note Payable - Third Party                                                             40,000
                                                            -------             -------           --------
                                                            $15,000             $30,000           $115,000
                                                            =======             =======           ========

      The Term Note Payable - Bank bears interest at the prime lending rate (8.25% at September 30, 1997). The remaining term is 3 months. The note is secured by various securities on deposit with the bank.

      The Term Note Payable - Third Party bore interest at 6% and was paid in full, principal and interest, on May 13, 1997.

6.    CAPITAL STOCK AND INCOME (LOSS) PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.

                                                                        COMMON                              IN
                                                    AUTHORIZED          ISSUED          OUTSTANDING      TREASURY
         Balance at September 30, 1997              15,000,000        12,281,751        12,279,751        2,000
                                                    ==========        ==========        ==========        =====

         Balance at June 30, 1997                   15,000,000        12,281,751        12,279,751        2,000
                                                    ==========        ==========        ==========        =====

         Balance at September 30, 1996              15,000,000        12,281,371        12,279,371        2,000
                                                    ==========        ==========        ==========        =====

      Income (loss) per common share was based on the weighted average number of common shares outstanding during each period. Exercise of stock options is not assumed as the effect is antidilutive. The weighted average number of common shares outstanding was 12,279,751 and 12,279,371 at September 30, 1997 and 1996, respectively.

7.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a four - year period. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 option granted become exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant. On July 14, 1997, the Company granted an additional 298,255 stock options at a price equal to the market value at the date of the grant. The options carry the same vesting and expiration terms as those defined above.

      The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal years 1997 and 1996, determined using the fair value method consistent with SFAS No. 123, was presented in the footnotes to the 1997 annual report.

8.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:


                                                   SEPTEMBER 30,          JUNE 30,          SEPTEMBER 30,
                                                       1997                 1997                1996
       Current deferred tax asset:
         Deferred revenue                           $   105,911         $    59,951         $    47,343
         Inventory reserve                              306,929             304,617                  --
         Accrued compensation                             7,581               7,581               8,086
         Reserves not currently deductible               20,546              12,785              17,525
         Accrued rent                                    25,231              23,629              17,014
                                                    -----------         -----------         -----------
                  Total                                 466,198             408,563              89,968
         Less valuation allowance                      (466,198)           (408,563)            (89,968)
                                                    -----------         -----------         -----------

       Net                                          $         -         $         -         $         -
                                                    ===========         ===========         ===========

       Non-current deferred tax asset:
         Net operating loss carryforward            $ 2,276,079         $ 2,312,046         $ 2,283,791
         Research and development credits               162,225             156,725             140,075
                                                    -----------         -----------         -----------
                  Total                               2,438,304           2,468,771           2,423,866
       Non-current deferred tax liability:
         Deferred software development costs           (116,973)           (121,832)           (116,973)
                                                    -----------         -----------         -----------
         Net non-current deferred tax asset           2,321,331           2,346,939           2,306,893
         Less valuation allowance                    (2,321,331)         (2,346,939)         (2,306,893)
                                                    -----------         -----------         -----------

       Net                                          $         -         $         -         $         -
                                                    ===========         ===========         ===========

      The provision for income taxes for the three months ended September 30, 1997 and 1996 consists of the following:


                                              1997            1996
          Current provision                $      -        $      -
          Deferred credit                    32,028          101,674
                                            -------         --------
                     Total                   32,028          101,674
          Less increase in
             the valuation allowance        (32,028)        (101,674)
                                            -------         --------

          Income tax expense               $      -        $       -
                                            =======         ========

      At September 30, 1997, the Company has net operating loss carryforwards of approximately $6,525,064 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2011. Also at September 30, 1997, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $162,225 which will begin to expire in 2002.

9. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the periods presented, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures and equipment are depreciated over useful lives of seven and three years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures and equipment are to be depreciated over useful lives of five and three years, respectively, using a straight-line method. The difference does not have a material effect on the reported income (loss) nor the earnings per share calculation.




                                   * * * * * *